Exhibit 10.1

FORM OF GREENHILL & CO. EQUITY INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD NOTIFICATION

THREE YEAR PERFORMANCE PERIOD

Greenhill & Co., Inc., a Delaware corporation (the “Company”), hereby grants to the “Participant” this Award of Performance-Based Restricted Stock Units (“PRSUs”) pursuant to the Greenhill & Co., Inc., Equity Incentive Plan, as amended and restated (the “Plan”) upon the following terms and conditions:

Name of Participant:
Grant Date:
Target Number of PRSUs:
Maximum Number of PRSUs:
Performance Period:

1.	This Award is subject to all terms and conditions of this Notification (including Exhibit A) and the Plan. The terms of the Plan are hereby incorporated by reference. Capitalized terms not otherwise defined herein shall have the meaning assigned to such term in the Plan. The term “Notification” means this Notification (including Exhibit A).

2.	Each PRSU represents a right to receive, upon and subject to the vesting of the PRSU (as described in Section 4 below and Exhibit A), one Share as provided in this Notification. Such payment may, at the Committee’s election be in cash or Shares or a combination thereof.

3.	To the extent dividends are paid on Shares while the PRSUs remain outstanding, subject to the vesting of the PRSUs, the Participant shall be entitled to receive, at the time of the delivery of the Shares underlying such vested PRSUs, a cash payment equal to the Dividend Equivalent Amount (as defined below). The Participant shall not be entitled to receive any Dividend Equivalent Amount with respect to any PRSUs that do not vest. “Dividend Equivalent Amount” means an amount equal to (i) the aggregate amount of dividends paid by the Company during the Performance Period with respect to one Share multiplied by (ii) the number of Shares issuable to the Participant upon vesting of the PRSUs as determined pursuant to the provisions of Exhibit A.

4.	Subject to the Participant’s continued employment as of the end of the Performance Period (unless otherwise provided under the terms and conditions of the Plan or this Notification), the PRSUs shall vest as set forth on Exhibit A based on the achievement of certain performance goals for the Performance Period. Subject to the other provisions of this Notification and the Plan, the Participant shall be entitled to receive (and the Company shall deliver to the Participant) within 75 days following the end of the Performance Period, the number of Shares underlying the vested PRSUs (or a cash payment therefore) calculated pursuant to the provisions of Exhibit A.

5.	In accordance with Section 15(a) of the Plan, the Company may in its sole discretion withhold from the payment to the Participant hereunder a sufficient amount (in cash or Shares) to provide for the payment of any taxes required to be withheld by federal, state or local law with respect to income resulting from such payment.

6.	A PRSU does not represent an equity interest in the Company, and carries no voting rights. The Participant will not have any rights of a shareholder with respect to the PRSUs until the Shares have been delivered to the Participant.

7.	Notices hereunder and under the Plan, if to the Company, shall be delivered to the Plan Administrator (as so designated by the Company) or mailed to the Company’s principal office, Greenhill & Co., Inc., 300 Park Avenue, New York, New York, 10022, attention of the Plan Administrator, or, if to the Participant, shall be delivered to the Participant or mailed to his or her address as the same appears on the records of the Company.

8.	All decisions and interpretations made by the Board of Directors or the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive on all persons. In the event of any inconsistency between the terms and provisions of this Notification and the Plan, this Notification shall govern.

9.	By accepting this Award, the Participant acknowledges receipt of a copy of the Plan, and agrees to be bound by the terms and conditions set forth in this Notification and the Plan, as in effect from time to time.

10.	By accepting this Award, the Participant further acknowledges that the federal securities laws and/or the Company’s policies regarding trading in its securities may limit or restrict the Participant’s right to buy or sell Shares, including, without limitation, sales of Shares acquired in connection with the PRSUs. The Participant agrees to comply with such federal securities law requirements and Company policies, as such laws and policies are amended from time to time.

11.	This Notification shall be governed by the laws of the state of New York without giving effect to its choice of law provisions.

GREENHILL & CO., INC.

By:
Name:
Title:

PARTICIPANT:

Name:

If you would like to designate a beneficiary to exercise your rights under this Notification in the event of your death, please complete your designation in the space provided below, as well as please sign and print your name and date in the space provided below, and return this Notification to the attention of Harold J. Rodriguez, Jr.

Beneficiary:
Participant name (print):

Date:

EXHIBIT A

VESTING CRITERIA FOR PRSUs

A.	Performance Metrics; Calculation of Number of Shares Issuable

PRSUs shall vest based upon the Company’s level of achievement of three equally weighted performance metrics (set forth below) (each, a “Performance Metric”) measured over the Performance Period (as defined in the Notification). The number of Shares issuable upon vesting of the PRSUs shall be determined based upon the extent to which the goals for each Performance Metric are achieved during the Performance Period.

The Performance Metrics consist of the following:

•	“Average Annual Revenue as a Multiple of Base Year” which shall mean (i) the sum of total revenues for each fiscal year of the Performance Period, divided by the number of fiscal years in the Performance Period, divided by (ii) total revenues for the Base Year, where “Base Year” is the fiscal year immediately preceding the start of the Performance Period.
•	“Cumulative Pre-Tax Margin” which shall mean (i) the sum of income before taxes for each fiscal year of the Performance Period, divided by (ii) the sum of total revenues for each year of the Performance Period.
•	“Total Shareholder Return (TSR)” which shall mean the compound annual growth rate, expressed as a percentage with one decimal point, in the value of a share of common stock in the Company due to stock appreciation and dividends, assuming dividends are reinvested, during the Performance Period. For this purpose, the “Beginning Stock Price” shall mean the average closing sales prices of the Company’s common stock on the New York Stock Exchange for the trading days in the month immediately preceding the beginning of the Performance Period; and the “Ending Stock Price” shall mean the average closing sales prices of the Company’s common stock on the New York Stock Exchange for the trading days in the month immediately preceding the end of the Performance Period. Where “Y” is the number of fractional Shares resulting from the deemed reinvestment of dividends paid during the Performance Period, with a 3-year Performance Period the TSR is calculated as follows:

(	Ending Stock Price x (1 + Y) Beginning Stock Price	)	1/3	-1.

The performance against the goals for each Performance Metric shall be calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”) using the same methodology as that used by the Company in preparing its Financial Statements (as defined below); the calculation of any non-GAAP adjustments shall be made using the same methodology as that used by the Company to prepare non-GAAP financial information included in its public releases or used to operate the business. If, at the end of the Performance Period, the Company is required to make periodic reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company’s consolidated financial statements filed with the Securities and Exchange Commission on Form 10-K shall constitute its “Public Company Financial Statements” and shall apply for such Performance Period. If, at the end of the Performance Period, the Company is not required to make periodic reports under the Exchange

Act, the Company’s regularly prepared annual audited financial statements prepared by management shall be its “Private Company Financial Statements” and shall apply for such Performance Period. The applicable financial statements may be referred to herein as the “Financial Statements.” The Committee shall certify the level of achievement of the performance goals promptly following the end of the Performance Period, once the relevant Financial Statements have been finalized.

The table below sets forth the goals for each Performance Metric for the Performance Period and the associated payout factors (each, a “Payout Factor”) based on the level of achievement against the goals for each Performance Metric.

	Average Annual Revenue as Multiple of Base Year	Cumulative Pre-Tax Margin	Total Shareholder Return (TSR)
Threshold Goal
Target Goal
Upside Goal
Maximum Goal

The number of Shares issuable at the end of the Performance Period shall be equal to the product of (i) the Target Number of PRSUs (set forth in the Notification) and (ii) the average Payout Factor (with any resulting fractional Share rounded to the nearest whole number of Shares). For purposes of determining the average Payout Factor, each Performance Metric will be weighted equally.

In measuring the achievement against the goals for each Performance Metric and calculating the related Payout Factors, achievement will be linearly interpolated between the percentages set forth in the table above based on actual results as determined and certified by the Committee. If the achievement of a Performance Metric is below the threshold goal, the Payout Factor for such Performance Metric shall be 0%.

In no event may the number of Shares issuable at the end of the Performance Period exceed the Maximum Number of PRSUs (set forth in the Notification).

B.	Effect of Termination of Employment of Participant

1. Death or Disability. Upon a termination of the Participant’s employment as a result of the Participant’s death or Disability during the Performance Period, this Award shall remain outstanding and shall continue to vest based upon the Company’s level of achievement against the goals for each Performance Metric during the Performance Period. The number of Shares issuable at the end of the Performance Period shall be determined as set forth under Section A above based on the Company’s actual performance during the Performance Period. Such Shares shall be delivered to the Participant or, in the case of the Participant’s death, to a designated beneficiary (or to the Participant’s estate if no beneficiary has been designated) within 75 days following the end of the Performance Period.

2. Termination by the Company without Cause. Upon a termination of the Participant’s employment by the Company without Cause (as defined below) during the Performance Period, this Award shall remain outstanding with respect to a pro-rated Target Number of PRSUs based on the number of days into the Performance Period the date of the Participant’s termination occurred (and any PRSUs in excess of such pro-rated Target Number of PRSUs shall be forfeited as of the date of termination). Such PRSUs that remain outstanding shall continue to vest based upon the Company’s level of achievement against the goals for each Performance Metric during the Performance Period. The number of Shares issuable at the end of the Performance Period shall be determined as set forth under Section A above based on the Company’s actual performance during the Performance Period and using such pro-rated Target Number of PRSUs. Such Shares shall be delivered to the Participant within 75 days following the end of the Performance Period.

3. Termination by the Company with Cause. Upon a termination of the Participant’s employment by the Company with Cause during the Performance Period, this Award will automatically be forfeited in full and canceled by the Company upon such termination of employment, no PSRUs shall vest, and the Participant shall not be entitled to receive any Shares in respect thereof.

“Cause” shall mean the Participant’s (i) willful misconduct, (ii) gross negligence or (iii) conviction of a felony that is injurious to the financial condition or business reputation of the Company or any of its affiliates.

4. Retirement. Except as otherwise provided in Paragraph 3 of this Section B or in Section C, upon a termination of employment as a result of the Participant’s Retirement during the Performance Period, this Award shall remain outstanding and shall continue to vest based upon the Company’s level of achievement against the goals for each Performance Metric during the Performance Period; provided, however, that if the Participant’s Retirement occurs prior to the end of the first twelve months of the Performance Period, then this Award shall only remain outstanding with respect to a pro-rated Target Number of PRSUs based on the number of days into the Performance Period the date of Retirement occurred (and any PRSUs in excess of such pro-rated Target Number of RSUs shall be forfeited as of the date of Retirement). The number of Shares issuable at the end of the Performance Period shall be determined as set forth under

Section A above based on the Company’s actual performance during the Performance Period (and using such pro-rated Target Number of PRSUs, as applicable). Such Shares shall be delivered to the Participant within 75 days following the end of the Performance Period.

5. Other Terminations of Employment. Upon a termination of employment for any reason other than as described in the preceding paragraphs of this Section B or in Section C, this Award will automatically be forfeited in full and canceled by the Company upon such termination of employment, no PSRUs shall vest, and the Participant shall not be entitled to receive any Shares in respect thereof.

C.	Effect of Change in Control.

1.        Upon the occurrence of a Change in Control (provided that, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, such event constitutes a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i)), the acquiring entity (or an affiliate thereof) shall assume this Award such that, following the consummation of the Change in Control, this Award confers the Participant with the right to receive, for each Share subject to the Award (determined as set forth below in this Section C), the consideration (whether cash, securities or other property) received by each holder of Shares upon consummation of such Change in Control (the “Replacement Award”); provided that (i) such Replacement Award shall only be subject to the Participant’s continued employment through the end of the Performance Period and shall not, for the avoidance of doubt, be subject to achievement of the Performance Metrics set forth in Section A, and (ii) for purposes of determining the amount of cash, securities or other property subject to such Replacement Award, the number of Shares subject to the Award shall be equal to the greater of (A) the Target Number of PRSUs and (B) the number of Shares calculated under Section A that would be issuable based on the Company’s actual performance if the date of the Change in Control were treated as the last day of the Performance Period (with Average Annual Revenue as a Multiple of Base Year and Cumulative Pre-Tax Margin determined as of the end of the quarter immediately preceding the date of the Change in Control and with performance for any partial years being annualized).

2.        In the event of a termination of the Participant’s employment by the Company without Cause or by the Participant for Good Reason (as defined below) during the Performance Period and (i) within two years following the occurrence of a Change in Control (provided that, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, such event constitutes a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i)) or (ii) within six months prior to the occurrence of such a Change in Control if the Committee reasonably determines in its sole discretion that such termination was at the behest of the acquiring entity, then the Replacement Award shall become fully vested as of the date of the Participant’s termination of employment. Any cash, securities or other property subject to such Replacement Award shall be delivered to the Participant within 75 days of the date of the Participant’s termination of employment.

3.        Notwithstanding the foregoing, in the event that the acquiring entity (or an affiliate thereof) refuses or otherwise fails to assume this Award and grant a Replacement Award in connection with a Change in Control, this Award shall become vested, immediately prior to the

Change in Control, with respect to a number of Shares equal to the greater of (i) the Target Number of PRSUs and (ii) the number of Shares calculated under Section A that would be issuable based on the Company’s actual performance if the date of the Change in Control were treated as the last day of the Performance Period (with Average Annual Revenue as a Multiple of Base Year and Cumulative Pre-Tax Margin determined as of the end of the quarter immediately preceding the date of the Change in Control and with performance for any partial years being annualized).

4.        “Good Reason” shall mean the occurrence of any of the following events without the Participant’s prior written consent: (i) a material diminution in the duties, authority or responsibilities of the Participant, (ii) a material reduction in the Participant’s base compensation, or (iii) the relocation of the Participant’s principal place of employment more than 30 miles from his or her primary residence as of the Change in Control. In order for such event to constitute Good Reason, (A) the Participant must provide notice to the Company within 90 days of the occurrence of such event, (B) the Company must have 30 days following the receipt of such notice to cure such event (if susceptible to correction), and (C) the Participant must actually terminate employment with the Company within one year following the Company’s receipt of such notice.